Exhibit 99.1

Forgent Reports Third Quarter 2026 Results, Raises Fiscal 2026 Guidance
on Record Orders, Backlog and Sequential Margin Expansion

Fiscal Third Quarter 2026 Highlights
•Revenues of $379 million, an increase of 103% year-over-year
•Bookings of $867 million, an increase of 308% year-over-year; Book-to-bill ratio of 2.3x
•Backlog of $1.98 billion, an increase of 157% year-over-year and 33% quarter-over-quarter, respectively
•Net Income of $24 million, an increase of 190% year-over-year
•Net Income margin of 6.5%, an increase of ~650 bps quarter-over-quarter
•Adjusted EBITDA of $85 million, an increase of 96% year-over-year
•Adjusted EBITDA margin of 22.4%, an increase of ~200 bps quarter-over-quarter
•Adjusted Net Income of $55 million, an increase of 132% year-over-year
•Cash flow from operations of $29 million, an increase of $37 million year-over-year

Updated Full Year Fiscal 2026 Guidance
•Revenues in the range of $1,350 to $1,390 million, representing 82% YoY growth at the midpoint
•Adjusted EBITDA in the range of $310 to $320 million, representing 86% YoY growth at the midpoint
•Adjusted Net Income in the range of $197 to $207 million, representing 128% YoY growth at the midpoint

DAYTON, MN - May 14, 2026 - Forgent Power Solutions, Inc. ("Forgent" or the "Company") (NYSE: FPS), a leading designer and manufacturer of electrical distribution equipment used in data centers, the power grid and energy-intensive industrial facilities, today announced financial results for its fiscal third quarter ended March 31, 2026.
Forgent reported fiscal third quarter revenues of $379 million, an increase of $192 million, or 103%, compared to the prior year’s quarter. Bookings in the quarter were the highest in the Company’s history at $867 million, representing an increase of 308% year-over-year and 14% quarter-over-quarter. The Company’s book-to-bill ratio was 2.3x, compared with 1.1x in the prior year’s quarter. As of March 31, 2026, Forgent’s backlog reached a record $1.98 billion, representing an increase of 157% and 33%, versus March 31, 2025 and December 31, 2025, respectively.

“Demand for our products continues to outpace our expectations. Year-over-year growth in both revenues and orders was higher in the third quarter than in the second, despite growing off a larger base. These results reflect the success of our manufacturing expansion, robust demand across our data center and grid end markets, and our differentiated ability to deliver customized solutions at scale with some of the shortest lead times in the industry,” said Gary Niederpruem, Chief Executive Officer of Forgent. Mr. Niederpruem added, “In an environment where speed-to-power and technical agility are defining project success, customers are increasingly choosing Forgent for our ability to deliver highly customized solutions with greater timeline certainty, supported by our vertical integration, agile manufacturing model and deep engineering expertise.”

Net Income for the fiscal third quarter was $24 million, an increase of $16 million or 190%, compared to the prior year’s quarter. Adjusted Net Income for the fiscal third quarter was $55 million, an increase of $31 million or 132%, compared to the prior year’s quarter. Net Income and Adjusted Net Income increased primarily due to higher gross profit, partially offset by higher selling, general and administrative costs. Net Income margin was 6.5% in the third quarter, approximately 650 basis points higher sequentially, as the second quarter included the write-off of $10 million of deferred financing costs related to the refinancing of the Company’s term loan.

Adjusted EBITDA for the fiscal third quarter was $85 million, an increase of $41 million or 96%, compared to the prior year’s quarter. Adjusted EBITDA increased primarily due to higher gross profit, partially offset by higher selling, general and administrative costs. Adjusted EBITDA margin was 22.4% in the quarter, representing an increase of approximately 200 basis points quarter-over-quarter. Adjusted EBITDA margin expanded sequentially as revenue growth outpaced operating cost growth. Gross margin expanded modestly in the quarter, but was impacted by under-absorbed labor costs related to accelerated headcount growth, under-absorbed fixed overhead relating to new campuses ramping toward their target production rates and one-time startup costs at new campuses.

“We are raising our guidance to reflect the accelerating demand we are seeing across our business, and we are fully booked against our fourth quarter plan. While our margins continue to be impacted by accelerated hiring and one-time costs at our new facilities, the pace of revenue growth is enabling us to absorb investments in headcount and facilities more quickly,” said Ryan Fiedler, Chief Financial Officer of Forgent. Mr. Fiedler added, “Those items had less of an impact this quarter than last quarter, falling from approximately 2.0% of revenues in the second quarter to 1.8% of revenues this quarter. We expect sequential expansion in Adjusted EBITDA margin again in the fourth quarter as higher production volumes continue to drive greater SG&A leverage and absorption of labor and overhead.”

Cash flow from operations improved $37 million year-over-year to $29 million in the third quarter, despite continued working capital investment to support higher planned production volumes in coming quarters. Capital expenditures in the quarter were $28 million and related almost entirely to the Company’s capacity expansion plan, which remains on track to be substantially completed by the end of fiscal 2026. Following completion of the capacity expansion plan, the Company expects it will have the footprint to support up to $5 billion of annual revenues and expects capital expenditures to fall significantly.

“Our third quarter results—across record orders and backlog, accelerating revenue growth, margin expansion, and the transition toward cash generation—reinforces our confidence in the trajectory of the business. We have clear line of sight to closing out a strong fiscal 2026 and entering fiscal 2027 with positive momentum,” concluded Mr. Niederpruem.

Summary of Key Performance Indicators
The table below summarizes our key performance indicators for the quarters ended March 31, 2026 and 2025:

	(in thousands)
	Three Months Ended
	March 31,
	2026	2025	% Change
Revenues	$378,709	$186,224	103%
Net Income	$24,475	$8,439	190%
Adjusted EBITDA(1)	$84,682	$43,254	96%
Adjusted Net Income(1)	$55,272	$23,797	132%
(1)Represents non-GAAP measures. See “Non-GAAP Measures” below for more information.

Updated Fiscal 2026 Guidance
Forgent is raising its fiscal 2026 guidance from the outlook previously provided on March 16, 2026 to reflect accelerating demand for its products, record orders and backlog, and strong execution. Based on backlog, expected production schedules, current business conditions and other factors, the Company now expects its fourth quarter and full year fiscal 2026 results to be within the following ranges:

(in millions)
	Fourth Quarter Fiscal 2026 Guidance	Full Year Fiscal 2026 Guidance
Revenues	$392 - $432	$1,350 - $1,390
Adjusted EBITDA(2)	$100 - $110	$310 - $320
Adjusted Net Income(2)	$67 - $77	$197 - $207
(2)Represents forward-looking non-GAAP financial measures. See “Non-GAAP Measures” below for more information.

Conference Call Information
The Company will host a conference call on May 14, 2026 at 11:00 a.m. Eastern Time to discuss its fiscal third quarter 2026 financial results and outlook. A webcast of the live conference call will be available on the Investor Relations section of the Company's website at ir.forgentpower.com. A replay of the conference call will be available for one year following the webcast.

About Forgent Power Solutions
Forgent (NYSE: FPS) is a leading U.S. designer and manufacturer of electrical distribution equipment used in data centers, the power grid and energy-intensive industrial facilities. The Company specializes in manufacturing custom products that are “engineered-to-order” for technically demanding applications. We believe Forgent is one of a small number of companies that can manufacture all of the electrical distribution equipment required for a data center or large manufacturing facility's powertrain with some of the highest levels of customization and shortest lead times available in the industry. For more information about Forgent, please visit us at forgentpower.com.

Investor Contact
Kate Africk - Investor Relations, VP
kate.africk@forgentpower.com

Media Contact
media@forgentpower.com

Cautionary Note Regarding Forward-Looking Statements
This press release and accompanying audio webcast contain forward-looking statements that are based on our management’s beliefs, expectations and assumptions and currently available information. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, technology developments, financing and investment plans, dividend policy, competitive position, industry and regulatory environment, potential growth opportunities and the effects of competition. Forward-looking statements include statements that are not historical facts and may be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” and similar expressions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent risks, uncertainties and other changes in circumstances we cannot predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements and you should not place undue reliance on such statements.
Important factors that could cause actual results to differ materially from our expectations include if there is less demand for, or greater supply of, electrical distribution equipment in the future, the price of electrical distribution equipment could decline which would adversely impact both our revenue growth and profit margins; if the prices of raw materials, such as electrical steel, carbon steel, aluminum or copper, or labor costs increase in the future and we are unable to pass those increases on to our customers, our profit margins could be significantly impacted; our cost of and access to raw materials and components from international vendors could be adversely impacted by changes in government policies, including the imposition of additional duties, tariffs and other charges on imports and exports or restrictions on purchases of components from certain foreign countries; significant disruptions to our supply chain, including the high cost or unavailability of raw materials and components required to manufacture our products, and significant disruptions to our distribution networks could have a material adverse effect on our business, financial condition and results of operations; our growth depends in part on continued investment in new data centers, which depends in part on continued interest in developing artificial intelligence; demand for our products depends, in large part, on new construction activity which has declined significantly during past recessions; any delay or interruption in the operations of any of our manufacturing campuses could impair our ability to provide products to customers; if we are unable to complete our expansion in the timeframe we anticipate or the expansion does not give us the additional capacity that we expect, we may not be able to achieve our anticipated level of growth; amounts included in our backlog may not result in the revenue or generate profits in the amount we expect or on the timeframe that we anticipate; we operate in competitive environments, and our failure to compete successfully could cause us to lose market share; any failure of our products could subject us to substantial liability, including product liability claims, which could damage our reputation or the reputation of one or more of our brands; the long sales cycles for certain of our electrical distribution equipment, as well as unpredictable placing or canceling of customer orders, particularly large orders, may cause our revenues and operating results to vary significantly from quarter-to-quarter, which could make our future results of operations less predictable; if changing efficiency standards for transformers increases the cost of producing our transformer products and we are unable to pass these higher costs on to our customers, margins on our transformer products could decline; if we fail to motivate and retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth; changes in technology or customer preferences could result in less demand for certain categories of electrical distribution equipment; large companies often require more favorable terms and conditions in our contracts, which could result in downward pricing pressures on our business, less desirable payment terms or greater warranty and contractual obligations; our strategy to increase our sales of Powertrain Solutions could result in a concentration of our sales with fewer customers and a significant reduction in orders from any one of these customers could adversely impact our business; our operations and quality control could be disrupted if we encounter problems with outside vendors, subcontractors and third-party suppliers; unexpected events, such as natural disasters, geopolitical conflicts, pandemics, a volatile global economic environment, inflation, high interest rates, a potential recession and other events beyond our control, may increase our cost of doing business or disrupt our operations; the integration of the business acquisitions poses risks to the operation of our business; environmental, health and safety laws and regulations could result in substantial costs and liabilities; the impact of import or export laws could have a material adverse effect on our business, financial condition and results of operations; our indebtedness may restrict our current and future operations; our organizational structure, including the Tax Receivable Agreement (as defined in our filings with the SEC), confers certain benefits upon the Continuing Equity Owners (as defined in our filings with the SEC) that will not benefit certain holders of our Class A common stock to the same extent it will benefit the Continuing Equity Owners; in certain cases, payments under the Tax Receivable Agreement to the Continuing Equity Owners may be accelerated or significantly exceed any actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement; our status as a “controlled company” and ability to rely on exemptions from certain corporate governance requirements; Neos Partners, LP will have significant influence over us and its interests may conflict with our interests and the interest of other stockholders; Delaware law and anti-takeover provisions in our governing documents may have the effect of delaying or preventing a change of control or changes in our management and may deprive our investors of the opportunity to receive a premium for their shares; the requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members and officers; and the other factors discussed in the Company’s filings with the SEC.
The forward-looking statements included in this document represent our management’s beliefs and assumptions only as of the date hereof. Except as required by law, we assume no obligation to update or revise these forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Measures
This press release contains certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP). These non-GAAP financial measures are presented as supplemental information to provide additional insight into our operating performance and to enhance the overall understanding of our financial results. We believe these non-GAAP measures are useful to investors because they facilitate comparisons of our core operating results across reporting periods and provide a clearer understanding of the factors and trends affecting our business.
These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information prepared in accordance with GAAP. There are limitations associated with the use of non-GAAP financial measures, including that they may not be comparable to similarly titled measures used by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are provided within this press release. The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

FORGENT INTERMEDIATE LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands; unaudited)

	March 31, 2026	June 30, 2025
Assets
Current Assets
Cash and cash equivalents	$93,831	$111,322
Accounts receivable, net	274,592	159,970
Inventory, net	179,496	117,577
Prepaid and other current assets	59,528	56,278
Total Current Assets	607,447	445,147
Property and equipment, net	179,374	108,170
Operating lease right of use assets	110,779	117,769
Goodwill	516,629	516,629
Other intangible assets, net	300,265	337,271
Deferred tax assets	131,675	—
Other assets	7,172	11,700
Total Assets	$1,853,341	$1,536,686

Liabilities and Stockholders’s Equity / Member's Equity
Current Liabilities
Accounts payable	$104,693	$61,943
Accrued expenses	116,612	79,541
Payables pursuant to the acquisitions	1,081	17,226
Deferred revenue	133,514	110,895
Operating lease liabilities, current portion	8,346	6,879
Long-term debt, current portion	6,000	5,173
Total Current Liabilities	370,246	281,657
Long-term debt, net of discount and deferred financing costs, less current portion	578,129	496,934
Payable pursuant to the Tax Receivable Agreement	207,286	—
Deferred tax liability, net	—	63,318
Operating lease liabilities, less current portion	115,084	121,491
Total Liabilities	1,270,745	963,400
Stockholder's Equity / Member's Equity
Member’s equity	—	374,534
Preferred stock, $0.00001 par value; 20,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.00001 par value; 2,000,000,000 shares authorized; 244,118,850 issued and outstanding	2	—
Class B common stock, $0.00001 par value; 100,000,000 shares authorized; 60,310,039 issued and outstanding	1	—
Additional paid-in capital	420,457	—
Retained earnings	26,021	—
Total Stockholder's Equity Attributable to Forgent Power Solutions, Inc. / Member's Equity	446,481	374,534
Non-controlling interests	136,115	198,752
Total Stockholder’s Equity / Member's Equity	582,596	573,286
Total Liabilities and Stockholder’s Equity / Member's Equity	$1,853,341	$1,536,686

FORGENT INTERMEDIATE LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands; unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
Revenues	$378,709	$186,224	$958,387	$515,575
Cost of Revenues	247,513	118,059	627,483	317,210
Gross Profit	131,196	68,165	330,904	198,365
Operating Expenses
Selling, general, and administrative expenses	78,518	32,108	200,246	87,911
Depreciation and amortization	13,342	13,657	40,069	46,508
Total Operating Expenses	91,860	45,765	240,315	134,419
Income from Operations	39,336	22,400	90,589	63,946
Other Income (Expense)
Interest expense	(10,839)	(13,219)	(45,704)	(41,833)
Interest income	701	1,285	2,088	4,509
Other expense	(319)	(131)	(95)	(462)
Total Other Expense, net	(10,457)	(12,065)	(43,711)	(37,786)
Income Before Tax Expense	28,879	10,335	46,878	26,160
Income Tax Expense	(4,404)	(1,896)	(6,938)	(3,953)
Net Income	24,475	8,439	39,940	22,207
Less: net income attributable to non-controlling interests	6,188	1,557	11,394	4,451
Net Income Attributable to Forgent Power Solutions, Inc.	$18,287	$6,882	$28,546	$17,756

FORGENT INTERMEDIATE LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands; unaudited)

	Nine Months Ended March 31,
	2026	2025
Cash Flows from Operating Activities
Net income	$39,940	$22,207
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,406	49,775
Amortization / write off of discounts and deferred financing costs	11,682	1,955
Deferred taxes	3,646	(2,909)
Provision (recovery) for credit losses	1,552	(446)
Provision for slowing-moving and excess inventory	3,898	353
Equity-based compensation	5,544	1,272
Reduction in carrying amount of ROU asset, operating leases	6,990	6,037
Changes in assets and liabilities:
Accounts receivable	(116,174)	(49,811)
Inventory	(65,817)	(26,689)
Prepaid and other assets	(3,987)	(16,044)
Accounts payable	42,750	24,717
Accrued expenses	37,071	8,689
Deferred revenue	22,619	34,823
Lease liabilities, operating leases	(4,940)	(1,698)
Net Cash Provided by Operating Activities	35,180	52,231
Cash Flows from Investing Activities
Purchases of property and equipment	(84,604)	(43,088)
Net Cash Used in Investing Activities	(84,604)	(43,088)
Cash Flows from Financing Activities
Proceeds from issuance of Class A common stock sold in an IPO, net of underwriting discounts and commissions	491,833	—
Purchase of OpCo LLC Interests from Existing Shareholders with proceeds from IPO	(491,833)	—
Proceeds from issuance of Class A common stock sold in follow-on offering, net of underwriting discounts and commissions	308,561	—
Purchase of OpCo LLC Interests from Existing Shareholders with proceeds from follow-on offering	(308,561)	—
Proceeds from long-term debt	594,000	—
Payments on long-term debt	(511,110)	(3,879)
Debt financing costs	(11,757)	—
Distribution to member	(1,440)	—
Payment of payable pursuant to the acquisitions	(16,145)	(13,066)
Deferred offering costs	(21,615)	(3,310)
Net Cash Provided by (Used in) Financing Activities	31,933	(20,255)
Net Decrease in Cash and Cash Equivalents	(17,491)	(11,112)
Cash and Cash Equivalents - Beginning of Period	111,322	186,396
Cash and Cash Equivalents - End of Period	$93,831	$175,284

Adjusted EBITDA
Non-GAAP Financial Measures
(Unaudited)

The table below reconciles Net Income (the most directly comparable GAAP measure) to Adjusted EBITDA (a non-GAAP measure) for the periods presented (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
Net Income	$24,475	$8,439	$39,940	$22,207
Interest expense	10,839	13,219	45,704	41,833
Interest income	(701)	(1,285)	(2,088)	(4,509)
Income tax expense	4,404	1,896	6,938	3,953
Depreciation expense	6,423	1,444	13,400	3,976
Amortization of intangibles	11,732	13,432	37,006	45,799
Equity-based compensation	3,357	367	5,544	1,272
Sponsor fees and expenses(1)	1,680	2,885	18,818	7,310
Public company readiness costs(2)	16,884	1,648	20,965	2,095
Earnout expenses(3)	—	—	5,400	—
Non-recurring integration and consulting fees(4)	5,589	1,209	18,538	2,412
Adjusted EBITDA	$84,682	$43,254	$210,165	$126,348

Net Income	$24,475	$8,439	$39,940	$22,207
Revenues	378,709	186,224	958,387	515,575
Net Income Margin	6.5%	4.5%	4.2%	4.3%

Adjusted EBITDA	$84,682	$43,254	$210,165	$126,348
Revenues	378,709	186,224	958,387	515,575
Adjusted EBITDA Margin	22.4%	23.2%	21.9%	24.5%

(1)Represents fees and expense reimbursements paid to our Sponsor.
(2)Represents non-recurring professional services fees we incurred in connection with readying the Company for our initial public offering and statutory SEC reporting, as well as IPO-related bonuses and certain non-recurring recruiting costs.
(3)Represents non-recurring earnout amounts accrued to certain sellers in connection with business acquisitions.
(4)Represents non-recurring professional services fees we incurred in connection with certain post-acquisition activities, including valuation, technical accounting and integration consulting services.

Adjusted Net Income
Non-GAAP Financial Measures
(Unaudited)

The table below reconciles Net Income (the most directly comparable GAAP measure) to Adjusted Net Income (a non-GAAP measure) for the periods presented (in thousands):

	Three Months Ended March 31,		Nine Months Ended March 31,
	2026	2025	2026	2025
Net Income	$24,475	$8,439	$39,940	$22,207
Amortization of intangibles	11,732	13,432	37,006	45,799
Amortization / write off of discounts and deferred financing costs	672	624	11,682	1,955
Equity-based compensation	3,357	367	5,544	1,272
Sponsor fees and expenses(1)	1,680	2,885	18,818	7,310
Public company readiness costs(2)	16,884	1,648	20,965	2,095
Earnout expenses(3)	—	—	5,400	—
Non-recurring integration and consulting fees(4)	5,589	1,209	18,538	2,412
Tax impact of adjustments(5)	(9,117)	(4,807)	(27,534)	(14,464)
Adjusted Net Income	$55,272	$23,797	$130,359	$68,586

(1)Represents fees and expense reimbursements paid to our Sponsor.
(2)Represents non-recurring professional services fees we incurred in connection with readying the Company for our initial public offering and statutory SEC reporting, as well as IPO-related bonuses and certain non-recurring recruiting costs.
(3)Represents non-recurring earnout amounts accrued to certain sellers in connection with business acquisitions.
(4)Represents non-recurring professional services fees we incurred in connection with certain post-acquisition activities, including valuation, technical accounting and integration consulting services.
(5)Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.